UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2007
THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California	95742

(Address and telephone number of principal executive offices)	(Zip Code)
(916) 858-5100

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02. Departure of Directors, Principal Officers; Election of Directors; Appointment of Principal Officers
     In December 2006, the Company entered into an employment agreement with William R. Osgood, age 61, whereby commencing on January 1, 2007 Mr. Osgood will serve as the Company’s General Manager of Operations. The material terms of such employment agreement with Mr. Osgood have been outlined below.
     For the past five years Mr. Osgood has been working for or responsible to The Sorin Group, which holds a conglomerate of companies dedicated to medical technology and product development for treatment of cardiovascular and renal disease. Of such companies held by Sorin Group, from June 2001 to March 2006 Mr. Osgood was the Vice President/General Manager of COBE Cardiovascular, Inc. (“COBE”), a $140 million division headquartered in Milan, Italy. In March 2006 Mr. Osgood was promoted to Senior Vice President, Cardiopulmonary Business Line. Mr. Osgood holds the following degrees from University of California, Los Angeles: BS in Engineering, MS in Control Theory, MBA and Ph.D. in Systems Engineering.
     Mr. Osgood has not previously held any positions with the Company. There have been no related party transactions between Mr. Osgood and the Company. During the last fiscal year Mr. Osgood has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Mr. Osgood would have a direct or indirect material interest. Mr. Osgood has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.
     The term of the Employment Agreement is for three (3) years. Mr. Osgood shall serve as the Company’s General Manager of Operations under the direction of the Company’s Chief Executive Officer. Under the terms of the Employment Agreement, as compensation Mr. Osgood shall receive an annual base salary of $265,000 and will be eligible to receive discretionary bonuses based on performance and/or attainment of objectives. Such discretionary bonuses may be paid in cash, issuance of stock or grant of stock options, or any combination thereof, subject to the discretion of the Company’s Board of Directors. Nonetheless, any annual bonus that may be awarded shall be no more than up to 35% of Mr. Osgood’s base salary then in effect in any given year. Furthermore, Mr. Osgood was granted a three year stock option to acquire up to 150,000 shares of the Company’s common stock. Such option shall vest in three equal installments, on October 3, 2007, 2008 and 2009. An additional bonus of up to a total of 80,000 shares may be awarded to Mr. Osgood by the Board of Director’s compensation committee in years two and three of the contract providing the Company meets the revenue and profit goals in the Company’s business plan. Mr. Osgood will be paid moving expenses not to exceed $45,000.
     Under certain circumstances, the Employment Agreement may be terminated prior to its expiration date. If Mr. Osgood resigns or is terminated by the Company for cause, Mr. Osgood shall be entitled to all accrued but unpaid portion of base salary and vacation time accrued through the date of notice of termination. All unvested portions of stock options shall be cancelled on such date of notice of termination. In the event Mr. Osgood is terminated without cause within the first 30 months of the contract, the Company shall pay Mr. Osgood as liquidated damages and in lieu of any and all other claims, twelve months of base salary, excluding any amounts for benefits. In the event of death or disability, Mr. Osgood shall be entitled to accrued but unpaid base salary to date of termination, or until date which Mr. Osgood qualified for total disability payments under the Company’s long-term disability plan. If termination results from a “change of control” of the Company, Mr. Osgood shall be entitled to receive a lump-sum payment equal to three times his base salary at that time.
Section 9 – Financial Statements and Exhibits
Section 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10	Employment Agreement

99	Press release dated January 3, 2007, titled “ThermoGenesis Corp. Appoints Industry Veteran William Osgood as General Manager of Operations”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP., a Delaware Corporation
Dated: January 2, 2007	/s/ Matthew Plavan
Matthew Plavan,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10	Employment Agreement

99	Press release dated January 3, 2007, titled “ThermoGenesis Corp. Appoints Industry Veteran William Osgood as General Manager of Operations”